Exhibit 99.1

Monterey Pasta Company

1528 Moffett Street

Salinas, California 93905

831/753-6262

CONTACT:	Steve Brinkman, Chief Financial Officer, Ext. 103 steveb@montereypasta.com
Jim Williams, Chief Executive Officer, Ext. 118 jimw@montereypasta.com

FOR IMMEDIATE RELEASE

•      TWENTY-FOURTH Straight Profitable Quarter

•      E.P.S at $.06

•      New product mix and new packaging introductions scheduled for second quarter

SALINAS, CA (May 8, 2003) — Monterey Pasta Company (NASDAQ: PSTA) today reported net income for the quarter ended March 30, 2003 of $912,000, or $0.06 per share, on sales of $16,077,000, based on 14.4 million diluted shares outstanding.  This compares with a net income of $1,986,000 for the quarter ended March 31, 2002, which resulted in earnings of $0.14 per share, on sales of $16,062,000, based on 14.6 million diluted shares outstanding. The 2003 net income number reflects a 38.5% combined State and Federal tax rate for financial statement purposes, while the 2002 net income number reflects a 12% tax rate.  Adjusting the 2002 income before tax for the same the rates applicable in 2003 results in comparable net income of $1,388,000, and earnings per share of $.10.

Gross profit was 34.7% compared with 37.9% for the prior year, a decline of 3.2%.  Contributing to this decline was a write-off of existing label inventory related to new packaging designs, an increase in fixed costs associated with the plant expansion to support a higher potential sales level, and higher fixed costs in general added to support higher future sales expectations.

Selling, general and administrative expenses were 25.6% of sales in first quarter 2003, compared with 23.7% of sales in first quarter 2002.  The increase of 1.9% as a percent of sales was due to increased freight cost as a percent of sales caused by escalating diesel fuel prices and change in mix of shipping points and load size, increased amortization expense due to the intangible assets acquired with the Emerald Valley Kitchen acquisition, as well as added salaries expense.

“Sales revenue and earnings were in line with our expectations for the first quarter as our customers in the retail and club sector continued their struggles to achieve real growth, and we worked on various imperatives to refuel the long-term growth of our business,” commented Jim Williams, President and CEO of Monterey Pasta Company.  “One of the key areas of emphasis over recent months has been to enhance the visual impact of our product on the shelf,” continued Mr. Williams.  “We have initiated dramatic improvements in package impact and communication, as well as eye appeal and flavor of our products in an effort to promote initial purchase and repeat sales.  In addition to a very appealing overwrap with attractive food photography and a window for viewing the product, we have added the phrase “cooks in five minutes” to attract today’s time-pressured consumer.  We have also modified the color, flavor and texture of the pasta itself to appeal to changing consumer preferences.”

Mr. Williams continued, “The first acceptance of our packaging and product enhancements is a new program now being launched with our second largest customer.  This program features our innovative new packaging design and new items such as lasagna and chunky sauces.  Most of this customer's locations will soon have an expanded number of Monterey Pasta items, and an increased allocation of space from the former program.  First quarter sales to this customer were down 27% compared with the prior year.  Management believes this decline was a result of the reduced number of items and limited sales promotion that occurred while the new program was being evaluated and negotiated.  Because of the phased timing of the initial launch of the new program, the need to draw down inventories of existing product and resultant lower shipments of existing items during the transition to the new line, we do not expect a significant positive impact on sales from this customer in the second quarter.  Provided the new program is successful, any incremental sales would begin to show up in the last six months of the year.”

Mr. Williams also referenced the private label relationship with its largest private label customer.  “This customer has designed a new label for its pasta and sauce line, to be launched in May, which, along with a new merchandising effort will test the strength of the product line.  We will have a better feel for the direction and success of that program late in the second quarter.”

Mr. Williams continued,  “Our largest club store customer has been reevaluating the number of items in its refrigerated section and has initiated a reduction in the total number of items offered, although not the total space devoted to refrigerated items.  Although Monterey

Pasta has been negatively affected by this reduction, the magnitude of the eventual impact is unclear at this time, since it is still in progress and any reduction may be offset by the introduction of new items, or increased turnover from items carried.  Our sales to this customer were down 20% in the first quarter of 2003 compared with the prior year, although not all of the reduction resulted from the reduced number of items stocked.  Late in the second quarter we will be introducing our new packaging and new items.  We will be in a better position to evaluate the impact of the new packaging and new items in the third quarter.”

Mr. Williams concluded his sales analysis with this comment, “A bright spot, which helped offset the decline in club store sales, is the growth of our retail chain business.  Our retail sales during the quarter grew over 60% compared with last year, and represented over 37% of first quarter sales.  Approximately 27% of this increase was due to the acquisition of Emerald Valley Kitchen.  We are aggressively pursuing additional retail accounts and other channels of distribution and new items will be offered throughout the coming months.  The new packaging will be introduced in the retail sector later in the year.”

Founded as a regional brand, Monterey Pasta now has national distribution in over 8,700 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.  Monterey Pasta manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 133,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) CA, and its 19,000 square foot organic food production facility in Eugene, Oregon.

This press release contains forward-looking statements regarding the marketing and sales of the Company’s products that involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements. Risks that could cause actual results to differ materially from those discussed in the forward-looking statements, include risks associated with any reduction of sales to two major customers currently comprising a majority of total revenues, risks associated with timely and cost-effective introduction of new products in the coming months, risks associated with accomplishing the anticipated results of the recently-completed plant expansion program, retention of key personnel and retention of key management, the risks inherent in food production, and intense competition in the market in which the Company competes.  Future sales projections are based in part on the assumption that we will retain the current level of business in existing retail and club stores, and will continue to add new stores.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.  For additional information regarding the specific risks mentioned and other risks, please read the Company’s Annual Report on Form 10-K, for the year ended December 29, 2002, Report of Material Event on Form 8-K filed February 26, 2003, and its Proxy Statement filed June 17, 2002.

***End***

***Table to follow***

MONTEREY PASTA COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000's except earnings per share numbers)

	First Quarter and YTD Ended
	March 30, 2003	March 31, 2002

Net revenues	16,077	16,062
Cost of sales	10,493	9,975

Gross profit	5,584	6,087
Selling, general and administrative expenses	4,124	3,812
Operating income	1,460	2,275

Loss on disposition of assets	—	(68)

Other income net	—	7

Interest income, net	23	43

Income before provision for income taxes	1,483	2,257

Provision for income taxes	(571)	(271)

Net income	912	1,986

Basic and diluted income per common share	0.06	0.14

Basic shares outstanding	14,200,588	13,860,540

Diluted shares outstanding	14,412,116	14,599,802

PROFORMA FINANCIAL RESULTS

TAXATION AT 38.5%

(Unaudited)

Income before provision for income taxes	1,483	2,257

Provision for income taxes at 38.5%	(571)	(869)
.
Net income	912	1,388

Basic and diluted income per common share	0.06	0.10

Basic shares outstanding	14,200,588	13,860,540

Diluted shares outstanding	14,412,116	14,599,802